Accell

April 2, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K dated April 2, 2014, of Victory Electronic Cigarettes Corporation (the "Registrant") and are in agreement with the statements contained in the section "Dismissal of Previous Independent Registered Public Accounting Firm" therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Accell Audit & Compliance, PA

4868 West Gandy Boulevard • Tampa, Florida 33611 • 813.440.6380